UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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AMICAS, Inc.

(Name of Registrant as Specified In Its Charter)

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E-Mail to All Employees
March 1, 2010
Subject: Update on the Thoma Bravo transaction
I have some important news to share with you. You may have already seen our press release announcing that AMICAS has received an acquisition proposal from Merge Healthcare that AMICAS’ Board of Directors has deemed superior to our existing Thoma Bravo merger agreement. As per our signed agreement with Thoma Bravo, the AMICAS Board of Directors is going to negotiate with Thoma Bravo over the next week or so to see if Thoma Bravo can improve their proposal.
As you know, AMICAS signed a merger agreement with a private equity firm named Thoma Bravo in December that is designed to transform AMICAS into a private company. As a part of that merger agreement, AMICAS’ Board of Directors has a fiduciary responsibility to our shareholders to consider any superior offers that materialize before the Thoma Bravo transaction can be approved. Over the last six weeks, we have reached out to, or had inquiries from, a very large number of separate organizations about the possibility of submitting a superior offer. We consider this interest a strong endorsement for our people, our solutions, and the strength of our business — we have built a great business at AMICAS.
Our press release this morning also noted that the AMICAS Board of Directors continues to recommend in favor of the Thoma Bravo agreement. This may seem counterintuitive given that the Merge proposal was considered a superior proposal. However, the agreement we signed with Thoma Bravo gives Thoma Bravo the opportunity to review and respond to any superior proposals. As a result and as I mentioned above, the AMICAS Board of Directors is going to negotiate with Thoma Bravo over the next week or so to see if Thoma Bravo can improve their proposal.
All of us on the leadership team realize that this creates a period of uncertainty and we will let you know what our next steps are as soon as we possibly can.
It is great to have such interest in the business we have built — we are proud of what we have built at AMICAS, including the solutions we deliver, the intimate partnerships we have with our customers, and the awesome reputation we have in the marketplace. Let’s continue to work together to deliver high ROI automation solutions for image and information management in healthcare!
Warm regards,
Stephen
Stephen N. Kahane, MD, MS
CEO, President and Chairman
AMICAS, Inc. (Nasdaq: AMCS)
20 Guest Street Suite 400
Boston, MA 02135
Information regarding the solicitation of proxies
In connection with the proposed transaction, AMICAS has filed a proxy statement and proxy supplement and relevant documents concerning the proposed transaction with the SEC. Stockholders of AMICAS are urged to read the proxy statement and proxy supplement and other relevant materials because they contain important information about AMICAS and the proposed transaction. Stockholders may obtain a free copy of the proxy statement and proxy supplement and any other relevant documents filed by AMICAS with the SEC at the SEC’s Web site at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by AMICAS by contacting AMICAS Investor Relations by e-mail at colleen.mccormick@amicas.com or by phone at 617-779-7892.

AMICAS and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from AMICAS stockholders in respect of the proposed transaction. Information about the directors and executive officers of AMICAS and their respective interests in AMICAS by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement and proxy supplement regarding the acquisition. Each of these documents is available free-of-charge at the SEC’s Web site at www.sec.gov and at the AMICAS Investor Relations Web site at www.amicas.com/investorrelations.